UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2013

ARISTA POWER, INC.
(Exact name of registrant as specified in its charter)

New York	000-53510	16-1610794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Mt. Read Boulevard, Rochester, New York	14615
(Address of principal executive offices)	(Zip Code)

(585) 243-4040
(Registrant’‘s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 5, 2013, in connection with the preparations for the 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”) of Arista Power, Inc. (the “Company”), Pierre Leignadier, an independent member of the Company’s Board of Directors (the “Board”), announced his intention for personal reasons not to stand for reelection at the 2013 Annual Meeting.

At the time of his announcement, Mr. Leignadier served on the Audit Committee of the Board and was the Chairman of the Compensation Committee of the Board.  Mr. Leignadier’s decision not to stand for reelection was solely due to personal reasons.  Mr. Leignadier will continue to serve as a member of the Board and the above-referenced Committees of the Board through the date of the 2013 Annual Meeting.  The Board appreciates Mr. Leignadier loyal and able service to the Company as a director since April 2010.

The Company intends to hold the 2013 Annual Meeting on May 22, 2013 at 10:00 a.m. at the offices of the Company at 1999 Mt. Read Boulevard, Rochester, New York.

Item 8.01                      Other Events

On April 5, 2013, the Board of Directors, pursuant to the Company’s By-laws, reduced the size of the Board from six members to five members, effective May 22, 2013, the date of the 2013 Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA POWER, INC.

By:	/s/ William A. Schmitz
Name: William A. Schmitz
Title: Chief Executive Officer

Dated: April 5, 2013